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[JAFRA COSMETICS INTERNATIONAL LOGO]



NEWS RELEASE

Contact:  Mike DiGregorio
          Senior Vice President and Chief Financial Officer
          (805) 449-3030

          JAFRA COSMETICS COMPLETES $290 MILLION RECAPITALIZATION

WESTLAKE VILLAGE, California, May 20, 2003 - CDRJ Investments (Lux) S.A. and subsidiaries (including Jafra Worldwide Holdings (Lux) S.ar.l), doing business as Jafra Cosmetics International, Inc. ("Jafra"), a direct seller of personal care products, today announced the completion of its previously announced recapitalization. The transaction includes the issuance by Jafra Cosmetics International, Inc. ("Jafra US") and its Mexican affiliate, Distribuidora Comercial S.A. de C.V. ("Jafra Distribution (Mexico)") of $200 million in unsecured interest bearing senior subordinated notes due 2011, and new credit facilities for Jafra US and Jafra Distribution (Mexico), including a $50 million senior secured term debt facility and a $40 million senior secured revolving debt facility.

Proceeds from the recapitalization will principally be used to repay outstanding amounts under the current credit facility of Jafra US and Jafra Cosmetics International, S.A. de C.V. ("Jafra Mexico"), redeem the existing 11 3/4% Senior Subordinated Notes due 2008 of Jafra US and Jafra Mexico, and make a distribution to CDRJ Investments (Lux) S.A.'s equity holders, including Clayton Dubilier & Rice Fund V, which owns approximately 84% of CDRJ Investments (Lux) S.A.'s outstanding shares on a fully diluted basis.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

CAUTIONARY NOTE: The statements in this press release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.